SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           AMENDMENT NO. 1 TO FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                             ThermoQuest Corporation
                             -----------------------
             (Exact Name of Registrant as Specified in its Charter)


          Delaware                                       77-0407461
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)

2215 Grand Avenue Parkway, Austin, Texas                  78728-3812
----------------------------------------                  ----------
(Address of Principal Executive Offices)                  (Zip Code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

     Securities Act registration statement file number to which this form relates: ______________ (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

      Title of Each Class                       Name of Each Exchange on Which
      To be so Registered                       Each Class is to be Registered
      -------------------                       -----------------------------
      Common Stock, par value                   American Stock Exchange
      $0.01 per share

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                      ----
                                (Title of Class)

Item 1.  Description of Registrant's Securities to be Registered.

      The authorized capital stock of ThermoQuest Corporation (the "Corporation") consists of 100,000,000 shares of common stock, $0.01 par value per share (the "Common Stock"). The following description of the capital stock of the Corporation is qualified in its entirety by reference to the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and Bylaws (the "Bylaws"), copies of which have been filed with the Securities and Exchange Commission.

Common Stock

      Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. There are no cumulative voting rights. The holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. At all meetings of stockholders of the Corporation, all questions, except as otherwise expressly provided for by statute, the Certificate of Incorporation or the Bylaws, shall be determined by a majority vote of the stockholders present in person or represented by proxy.
The Common Stock is not subject to redemption. Upon any liquidation, distribution or sale of assets, dissolution or winding up of the Corporation, the holders of Common Stock are entitled to share pro rata in the assets of the Corporation available for distribution after provision for the payment of creditors. The outstanding shares of Common Stock are fully paid and nonassessable. There are no restrictions on transferability contained in the Certificate of Incorporation or Bylaws. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. The Common Stock is listed on the American Stock Exchange. Thermo Instrument Systems Inc. ("Thermo Instrument") and Thermo Electron Corporation ("Thermo Electron") together beneficially own a majority of the Common Stock, and thus have the power to elect all of the members of the Corporation's Board of Directors.

Certain Charter, ByLaw and Statutory Provisions

      The ownership of a majority interest in the Corporation by Thermo Instrument and Thermo Electron, either alone or in combination with certain provisions, described below, of the Certificate of Incorporation, its Bylaws and
Section 203 of the General Corporation Law of the State of Delaware (discussed below), could have the effect of delaying, deferring or preventing a change in control of the Corporation.

      The Bylaws provide that special meetings of stockholders may be called only by the Corporation's Board of Directors or certain officers. Stockholders are not authorized by the Corporation's Bylaws to call a special meeting or to require that the Board of Directors call a special meeting of stockholders.

      The Certificate of Incorporation includes a provision eliminating the liability of its directors to the Corporation or to its stockholders for money damages, to the extent permitted by Delaware law. In addition, both the Certificate of Incorporation and Bylaws contain provisions providing for the indemnification of the Corporation's officers and directors to the maximum extent permitted by Delaware law from claims, liabilities and expenses to which they may be or become liable by reason of their being officers or directors of the Corporation.

Section 203 of Delaware General Corporation Law

      The Corporation is subject to Section 203 of the General Corporation Law of the State of Delaware ("Section 203"), which generally prohibits any Delaware corporation that has a class of securities listed on a national securities exchange or more than 2,000 stockholders of record from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person becomes an interested stockholder, unless either (i) the interested stockholder obtains the approval of the Board of Directors prior to becoming an interested stockholder, (ii) the interested stockholder owned 85% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time he became an interested stockholder or (iii) the business combination is approved by both the Board of Directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder), voting at an annual or special meeting of the stockholders and not acting by written consent. An "interested stockholder" generally is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's outstanding voting stock. A "business combination" includes mergers, consolidations, stock sales, asset sales and other transactions involving the corporation or any direct or indirect majority-owned subsidiary of the corporation that results in a financial benefit to the interested stockholder.

      The failure of a person becoming an interested stockholder of the Corporation to obtain the consent of the Corporation's Board of Directors and/or stockholders (other than the interested stockholder), could result in the interested stockholder finding it difficult to manage the business of the Corporation. This need to acquire consent of the Corporation's Board of Directors and/or stockholders for Section 203 purposes imposes a substantial burden on a potential acquiror and could therefore act as an anti-takeover device.

     Notwithstanding   the   foregoing,   business   combinations   with  Thermo
Instrument, Thermo Electron and their affiliates are not subject to the provisions of Section 203.

Item 2.  Exhibits.

     1. Certificate of Incorporation, as amended, of the Corporation (filed as Exhibit 3.1 to the Corporation's Registration Statement on Form S-1 [Reg. No. 333-00276] and incorporated herein by reference).

     2. Bylaws of the Corporation (filed as Exhibit 3.2 to the Corporation's Registration Statement on Form S-1 [Reg. No. 333-00276] and incorporated herein by reference).

     3.  Specimen  Common  Stock   Certificate   (filed  as  Exhibit  4  to  the
Corporation's Registration Statement on Form S-1 [Reg. No. 333-00276] and incorporated herein by reference).

                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        THERMOQUEST CORPORATION



                                        By:  /s/ Theo Melas-Kyriazi
                                             ----------------------------
                                             Theo Melas-Kyriazi
                                             Chief Financial Officer

Date: September 17, 1999